Page 1 of 12



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. 2)*


                                   eLong, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Ordinary Shares
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    290138205
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2006
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]    Rule 13d-1(b)

         [ ]    Rule 13d-1(c)

         [X]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)



                               Page 1 of 12 Pages

--------------------------                            --------------------------
CUSIP NO. 290138205                   13 G                         Page 2 of 12
--------------------------                            --------------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                Tiger Global Performance, L.L.C.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a)    [ ]   (b)    [X]
--------------------------------------------------------------------------------
3      SEC USE ONLY
--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware
--------------------------------------------------------------------------------
       NUMBER OF
                               5        SOLE VOTING POWER
        SHARES                          -0-
                               ------------------------------------------------
     BENEFICIALLY              6        SHARED VOTING POWER
                                        -0-
     OWNED BY EACH             -------------------------------------------------
                               7        SOLE DISPOSITIVE POWER
       REPORTING                        -0-
                               -------------------------------------------------
        PERSON                 8        SHARED DISPOSITIVE POWER
                                        -0-
         WITH
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
       REPORTING PERSON                                            -0-
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
       EXCLUDES CERTAIN SHARES*                                            [ ]
--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                   0.0%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*
                                                                     OO
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                            --------------------------
CUSIP NO. 290138205                   13 G                         Page 3 of 12
--------------------------                            --------------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                Tiger Global II, L.P.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a)    [ ]   (b)    [X]
--------------------------------------------------------------------------------
3      SEC USE ONLY
--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware
--------------------------------------------------------------------------------
       NUMBER OF
                               5        SOLE VOTING POWER
        SHARES                          -0-
                               -------------------------------------------------
     BENEFICIALLY              6        SHARED VOTING POWER
                                        -0-
     OWNED BY EACH             -------------------------------------------------
                               7        SOLE DISPOSITIVE POWER
       REPORTING                        -0-
                               -------------------------------------------------
        PERSON                 8        SHARED DISPOSITIVE POWER
                                        -0-
         WITH
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
       REPORTING PERSON                                            -0-
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
       EXCLUDES CERTAIN SHARES*                                            [ ]
--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                   0.0%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*
                                                                     PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                            --------------------------
CUSIP NO. 290138205                   13 G                         Page 4 of 12
--------------------------                            --------------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                Tiger Global Private Investment Partners, L.P.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a)    [ ]   (b)    [X]
--------------------------------------------------------------------------------
3      SEC USE ONLY
--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
                Cayman Islands
--------------------------------------------------------------------------------
       NUMBER OF
                               5        SOLE VOTING POWER
        SHARES                          -0-
                               -------------------------------------------------
     BENEFICIALLY              6        SHARED VOTING POWER
                                        -0-
     OWNED BY EACH             -------------------------------------------------
                               7        SOLE DISPOSITIVE POWER
       REPORTING                        -0-
                               -------------------------------------------------
        PERSON                 8        SHARED DISPOSITIVE POWER
                                        -0-
         WITH
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
       REPORTING PERSON                                            -0-
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
       EXCLUDES CERTAIN SHARES*                                            [ ]
--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                   0.0%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*
                                                                     PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                            --------------------------
CUSIP NO. 290138205                   13 G                         Page 5 of 12
--------------------------                            --------------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                Tiger Global PIP Performance, L.L.C.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a)    [ ]   (b)    [X]
--------------------------------------------------------------------------------
3      SEC USE ONLY
--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware
--------------------------------------------------------------------------------
       NUMBER OF
                               5        SOLE VOTING POWER
        SHARES                          -0-
                               -------------------------------------------------
     BENEFICIALLY              6        SHARED VOTING POWER
                                        -0-
     OWNED BY EACH             -------------------------------------------------
                               7        SOLE DISPOSITIVE POWER
       REPORTING                        -0-
                               -------------------------------------------------
        PERSON                 8        SHARED DISPOSITIVE POWER
                                        -0-
         WITH
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
       REPORTING PERSON                                            -0-
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
       EXCLUDES CERTAIN SHARES*                                            [ ]
--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                   0.0%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*
                                                                     OO
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                            --------------------------
CUSIP NO. 290138205                   13 G                         Page 6 of 12
--------------------------                            --------------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                Charles P. Coleman III
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a)    [ ]   (b)    [X]
--------------------------------------------------------------------------------
3      SEC USE ONLY
--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
                U.S. Citizen
--------------------------------------------------------------------------------
       NUMBER OF
                               5        SOLE VOTING POWER
        SHARES                          -0-
                               -------------------------------------------------
     BENEFICIALLY              6        SHARED VOTING POWER
                                        -0-
     OWNED BY EACH             -------------------------------------------------
                               7        SOLE DISPOSITIVE POWER
       REPORTING                        -0-
                               -------------------------------------------------
        PERSON                 8        SHARED DISPOSITIVE POWER
                                        -0-
         WITH
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
       REPORTING PERSON                                            -0-
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
       EXCLUDES CERTAIN SHARES*                                            [ ]
--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                   0.0%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*
                                                                     IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

         This Amendment No. 2 amends the Statement on Schedule 13G, as amended, filed by Tiger Global Performance, L.L.C. (f/k/a Tiger Technology Performance, L.L.C.), Tiger Global II, L.P. (f/k/a Tiger Technology II, L.P.), Tiger Global PIP Performance, L.L.C. (f/k/a Tiger Technology PIP Performance, L.L.C.), Tiger Global Private Investment Partners, L.P. (f/k/a Tiger Technology Private Investment Partners, L.P.), and Charles P. Coleman III. The foregoing entities and individuals are collectively referred to as the "Reporting Persons." Only those items as to which there has been a change are included in this Amendment No. 2.


ITEM 4.  OWNERSHIP:

         The following information with respect to the ownership of the Ordinary Shares of the issuer by the Reporting Persons is provided as of December 31, 2006:

                  (a)      AMOUNT BENEFICIALLY OWNED:

                           See Row 9 of cover page for each Reporting Person.

                  (b)      PERCENT OF CLASS:

                           See Row 11 of cover page for each Reporting Person.

                  (c)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                                    (i)      SOLE POWER TO VOTE OR TO DIRECT THE
                                             VOTE:

                                             See Row 5 of cover page for each
                                             Reporting Person.

                                    (ii)     SHARED POWER TO VOTE OR TO DIRECT
                                             THE VOTE:

                                             See Row 6 of cover page for each
                                             Reporting Person.

                                    (iii)    SOLE POWER TO DISPOSE OR TO DIRECT
                                             THE DISPOSITION OF:

                                             See Row 7 of cover page for each
                                             Reporting Person.

                                    (iv)     SHARED POWER TO DISPOSE OR TO
                                             DIRECT THE DISPOSITION OF:

                                             See Row 8 of cover page for each
                                             Reporting Person.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:
         [X] Yes

                                   SIGNATURES


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 6, 2007


Tiger Global II, L.P.                            /s/ Charles P. Coleman III
By Tiger Global Performance, L.L.C.              -------------------------------
Its General Partner                              Signature

                                                 Charles P. Coleman III
                                                 Managing Member


Tiger Global Private Investment Partners, L.P.   /s/ Charles P. Coleman III
By Tiger Global PIP Performance, L.L.C.          -------------------------------
Its General Partner                              Signature

                                                 Charles P. Coleman III
                                                 Managing Member


Tiger Global Performance, L.L.C.                 /s/ Charles P. Coleman III
                                                 -------------------------------
                                                 Signature

                                                 Charles P. Coleman III
                                                 Managing Member


Tiger Global PIP Performance, L.L.C.             /s/ Charles P. Coleman III
                                                 -------------------------------
                                                 Signature

                                                 Charles P. Coleman III
                                                 Managing Member


Charles P. Coleman III                           /s/ Charles P. Coleman III
                                                 -------------------------------
                                                 Signature



The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE ss.240.13d-7 for other parties for whom copies are to be sent.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                  EXHIBIT INDEX
                                  -------------


                                                                Found on
                                                              Sequentially
Exhibit                                                       Numbered Page
-------


Exhibit A: Agreement of Joint Filing                               12

                                    EXHIBIT A
                                    ---------


                            Agreement of Joint Filing
                            -------------------------


         The Reporting Persons hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Ordinary Shares of eLong, Inc. shall be filed on behalf of each of the Reporting Persons. Note that copies of the applicable Agreement of Joint Filing are already on file with the appropriate agencies.